Hexcel Corporation Two Stamford Plaza| 281 Tresser Blvd., 16thFloor Stamford, CT 06901 USA www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2023 FOURTH QUARTER AND FULL YEAR RESULTS

•
Strategic buy-out of UK defined benefit pension plan in Q4 2023. $1.9 million cash surplus returned to Hexcel and GAAP EPS impacted by a non-cash charge of $70.5 million.
•
Q4 2023 GAAP diluted EPS of $(0.21), compared to Q4 2022 GAAP diluted EPS of $0.43.
•
Q4 2023 adjusted diluted EPS of $0.43, compared to Q4 2022 adjusted diluted EPS of $0.40.
•
Q4 2023 Sales were $458 million, compared to $429 million in Q4 2022.
•
FY 2023 GAAP diluted EPS of $1.24 compared to FY 2022 GAAP diluted EPS of $1.49. FY 2023 adjusted diluted EPS of $1.81, compared to FY 2022 adjusted diluted EPS of $1.28.
•
FY 2023 sales were $1,789 million, compared to $1,578 million for FY 2022.
•
Divested Hexcel’s 50% interest in Boeing/Hexcel 50:50 ACM JV to Boeing in Q4 2023.
•
Free Cash Flow of $149 million in FY 2023, including $7.5 million cash dividend from JV.
•
Quarterly dividend increased 20% to $0.15.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Years Ended
	December 31,			December 31,
(In millions, except per share data)	2023	2022	% Change	2023	2022	% Change

Net Sales	$457.5	$429.4	6.5%	$1,789.0	$1,577.7	13.4%
Net sales change in constant currency			6.4%			12.9%
Operating Income	47.6	40.5	17.5%	215.3	175.2	22.9%
Net (Loss) Income	(18.2)	37.0	(149.2)%	105.7	126.3	(16.3)%
Diluted net (loss) income per common share	$(0.21)	$0.43	(148.8)%	$1.24	$1.49	(16.8)%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$49.1	$46.3	6.0%	$216.7	$163.3	32.7%
As a % of sales	10.7%	10.8%		12.1%	10.4%
Adjusted Net Income	36.6	33.7	8.6%	154.8	108.8	42.3%
Adjusted diluted net income per share	$0.43	$0.40	7.5%	$1.81	$1.28	41.4%

STAMFORD, Conn. January 24, 2024 – Hexcel Corporation (NYSE: HXL) today reported fourth quarter 2023 results including net sales of $458 million and adjusted diluted EPS of $0.43 per share.

Chairman, CEO and President Nick Stanage said, “Sales in our Commercial Aerospace and Space & Defense markets each grew 17% in 2023 and our annual adjusted EPS grew more than 40% year over year from improved operating leverage. Commercial Aerospace growth was led by widebody sales as demand for lightweight and fuel-efficient composite aircraft is strong and growing. Our Space and Defense sales benefitted from higher spending globally, with record level sales achieved in the fourth quarter. We continue to focus on ensuring operational readiness for the expected growth ahead – this involves training new labor across our manufacturing sites, driving operational excellence programs for yield and efficiency gains, and bringing assets on-line for the expected increase in demand. Although there is some near-term margin pressure as a result, all of these efforts will position Hexcel to maximize our margin opportunity in the coming years as build rates ramp upwards.

Mr. Stanage continued, “Based on record commercial aircraft backlogs and our customers anticipated build rate ramp, we expect double digit sales growth again in 2024. Operational margins are expected to continue to grow as the business benefits from increased operating leverage and enhanced productivity, supporting another year of strong EPS growth forecasted in 2024. We generated $149 million of free cash flow in 2023, and as sales grow, margins expand, and capital expenditure remains subdued, we anticipate continued strong free cash flow generation in the coming years. This will enable us to continue to invest in our people, drive operational excellence and pursue technology innovation, as well as returning cash to our stockholders.”

Patrick Winterlich, Chief Financial Officer commented, “During the fourth quarter of 2023, we transferred our UK pension plan, that was frozen in 2011, to a third-party insurer, thereby removing any future liability for the company. The pension buy-out resulted in a non-cash accounting charge of $70.5 million in the quarter and a return of $1.9 million cash, as the plan was in a surplus position.”

Markets

Sales in the fourth quarter of 2023 were $457.5 million compared to $429.4 million in the fourth quarter of 2022.

Commercial Aerospace

•
Commercial Aerospace sales of $267.5 million for the fourth quarter of 2023 increased 4.4% (5.3% in constant currency) compared to the fourth quarter of 2022. Increasing widebody sales for the Airbus A350 and Boeing 787 supported the sales growth, partially offset by lower narrowbody sales year-over-year. Other Commercial Aerospace increased modestly in the fourth quarter of 2023, led by continued growth in business jets.

Space & Defense

•
Space & Defense sales of $152.3 million increased 20.4% (19.7% in constant currency) for the quarter as compared to the fourth quarter of 2022. Growth was particularly strong with space markets and classified programs.

Industrial

•
Total Industrial sales of $37.7 million in the fourth quarter of 2023 decreased 19.3% (22.3% in constant currency) compared to the fourth quarter of 2022. Automotive sales continued to grow, though this growth was more than offset by sales declines in other industrial markets.

Consolidated Operations

Gross margin for the fourth quarter of 2023 was 22.5% compared to 23.1% in the fourth quarter of 2022. The fourth quarter 2023 margin reflected higher infrastructure levels ahead of anticipated increases in customer production rates in 2024 and beyond. As a percentage of sales, selling, general and administrative and R&T expenses for the fourth quarter of 2023 were 11.8% compared to 12.3% for the fourth quarter of 2022. Adjusted operating income in the fourth quarter of 2023 was $49.1 million or 10.7% of sales, compared to $46.3 million, or 10.8% of sales in 2022. Other operating expense for both the fourth quarter of 2023 and 2022 included restructuring costs.

During the fourth quarter of 2023, Hexcel sold its 50% interest in Malaysian-based Aerospace Composites Malaysia (ACM) to joint venture partner Boeing for cash proceeds of approximately $44.7 million and in addition, received a cash dividend of $7.5 million. Income to Hexcel from this joint venture has previously been reported as equity in earnings from affiliated companies, and this contributed approximately $0.09 to as reported and adjusted diluted EPS in 2023. Following this transaction, Hexcel will no longer have any equity in earnings from affiliated companies.

Other non-operating expense in the fourth quarter of 2023 included (i) the non-cash pre-tax charge of $70.5 million related to the buy-out of the UK pension plan; (ii) a pre-tax gain of $1.9 million for the reversion of excess assets related to the UK pension plan; and (iii) an accounting charge of $3.0 million (including the write-off of approximately $9 million in currency translation amounts) related to the sale of the ACM JV interest. Other non-operating income in the fourth quarter of 2022 included the receipt of $10.5 million related to the Aviation Manufacturing Jobs Protection program. Foreign exchange rates had a favorable impact of approximately 30 basis points on operating income as a percentage of sales in the fourth quarter of 2023 compared to the fourth quarter of 2022.

FY 2023 Results

Sales for the full year of 2023 were $1,789.0 million compared to $1,577.7 million, a 13.4% increase from 2022 sales.

Commercial Aerospace (60% of sales)

•
Commercial Aerospace sales of $1,068.2 million increased 17.2% (17.0% in constant currency) for the full year of 2023 compared to the full year of 2022, The strongest growth came from the Airbus A350 and Boeing 787 widebodies, supported by moderate growth from the Airbus A320neo and Boeing 737 MAX narrowbodies. Other Commercial Aerospace increased 14.1% for the full year of 2023 compared to the same period in 2022, driven by increasing composite adoption on large-cabin business jets.

Space & Defense (30% of sales)

•
Space & Defense sales of $544.8 million increased 17.1% (16.6% in constant currency) for the full year of 2023 as compared to the full year of 2022. Growth was across numerous programs including fixed-wing and space programs globally and European helicopters.

Industrial (10% of sales)

•
Total Industrial sales of $176.0 million in the full year of 2023 decreased 12.3% (13.6% in constant currency) compared to the full year of 2022 as as a number of industrial sub-markets softened, more than offsetting the double-digit sales growth in automotive.

Consolidated Operations

Gross margin for 2023 was 24.2% compared to 22.6% in the prior year benefiting from higher sales volume leverage. As a percentage of sales, selling, general and administrative and R&T expenses for the full year of 2023 were 12.1% compared to 12.3% for 2022. Adjusted operating income for the full year of 2023 was $216.7 million or 12.1% of sales, compared to $163.3 million or 10.4% of sales in 2022. Other operating expense for the full year of 2023 included restructuring costs partially offset by a pre-tax net gain of $0.8 million from the sale of a facility in Colorado. Other operating income for the full year of 2022 included a pre-tax net gain of $19.4 million from the sale of a facility in California, partially offset by restructuring costs. Other non-operating expense for the full year of 2023 included (i) a non-cash pre-tax charge of $70.5 million related to the buy-out of the UK pension plan; (ii) a pre-tax gain of $1.9 million for the reversion of excess assets related to the UK pension plan; and (iii) an accounting charge of $3.0 million (including the write-off of approximately $9 million in currency translation amounts) related to the sale of the ACM JV interest. Other non-operating income for the full year of 2022 included the receipt of $10.5 million related to the Aviation Manufacturing Jobs Protection program. The impact of foreign exchange rates on operating income as a percentage of sales was favorable by approximately 40 basis points for 2023 compared to 2022.

Cash and other

•
Net cash provided by operating activities in 2023 was $257.1 million, compared to $173.1 million in 2022. Working capital was a cash use of $27.4 million in 2023 compared to a use of $72.7 million in 2022. Capital expenditures on a cash basis were $108.2 million in 2023 including approximately $38 million for the purchase of the land and building at the Hexcel Amesbury, Massachusetts facility. Capital expenditures in 2022 were $76.3 million. Net cash used for investing activities in 2023 included net proceeds of $44.7 million from the sale of the ACM JV interest and net proceeds of $10.3 million received from the sale of the Colorado facility. Net cash used for investing activities for the full year of 2022 included the net proceeds of $21.2 million received from the California facility sale. Free cash flow was $148.9 million in 2023 compared to $96.8 million in 2022. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $121.6 million in 2023 and $69.8 million in 2022.
•
The Company did not repurchase shares of its common stock during the fourth quarter. The remaining authorization under the share repurchase program on December 31, 2023 was $187 million.
•
As announced today, the Board of Directors declared a quarterly dividend of $0.15 per share payable to stockholders of record as of February 9, 2024, with a payment date of February 16, 2024.

2024 Guidance

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Sales of $1.925 billion to $2.025 billion
•
Adjusted diluted earnings per share of $2.10 to $2.30
•
Free cash flow of greater than $200 million

Market-Specific Sales Outlook

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Commercial Aerospace: Up mid-teens
•
Space & Defense: Up mid-single digits
•
Industrial: Up low to mid-single digits

Hexcel will host an investor day on February 20, 2024 where additional 2024 guidance, and mid-term outlook will be provided. The event will be webcast.

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Hexcel will host a conference call at 10:00 a.m. ET, on January 25, 2024 to discuss fourth quarter and full- year 2023 results. The live webcast will be available on the Investor Relations section of the Hexcel website via the following link: https://events.q4inc.com/attendee/191886387. The event can also be accessed by dialing +1 (646) 960-0452. The conference ID is 3428143. Replays of the call will be available on the website.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight, energy generation, transportation, and recreation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others, and the revenues we may generate from an aircraft model or program; expectations with regard to the impact of regulatory activity related to the Boeing 737 MAX or Boeing 787 on our revenues; expectations with regard to raw material cost and availability; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for industrial applications; expectations regarding cash generation, working capital trends, and inventory levels; expectations as to the level of capital expenditures, capacity, including the timing of completion of capacity expansions, and qualification of new products; expectations regarding our ability to improve or maintain margins; expectations regarding our ability to attract, motivate, and retain the workforce necessary to execute our business strategy; projections regarding our tax rate; expectations with regard to the continued impact of macroeconomic factors or geopolitical issues or conflicts; expectations regarding our strategic initiatives, including, our sustainability goals; expectations regarding the sale of certain of our assets; expectations with regard to the effectiveness of cybersecurity measures; expectations regarding the outcome of legal matters or the impact of changes in laws or regulations; and our expectations of financial results for 2024 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the extent of the impact of macroeconomic factors or geopolitical issues or conflicts; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to regulatory activity or public scrutiny impacting the Boeing 737 MAX or the Boeing 787; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; the availability and cost of raw materials, including the impact of supply shortages and inflation; supply chain disruptions; our ability to successfully implement or realize our strategic initiatives, including our sustainability goals and any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing due to cost levels,; changes in aerospace delivery rates; changes in government defense procurement budgets; timely new product development or introduction; our ability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity-related risks, including the potential impact of breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions, including the effect of change in global trade policies, such as sanctions; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Years Ended
	December 31,		December 31,
(In millions, except per share data)	2023	2022	2023	2022
Net sales	$457.5	$429.4	$1,789.0	$1,577.7
Cost of sales	354.4	330.3	1,355.8	1,220.6
Gross margin	103.1	99.1	433.2	357.1
% Gross Margin	22.5%	23.1%	24.2%	22.6%

Selling, general and administrative expenses	41.9	40.8	163.8	148.0
Research and technology expenses	12.1	12.0	52.7	45.8
Other operating expense (income)	1.5	5.8	1.4	(11.9)
Operating income	47.6	40.5	215.3	175.2
Interest expense, net	7.6	9.2	34.0	36.2
Other expense (income)	71.6	(10.5)	71.6	(10.8)
(Loss) income before income taxes, and equity in earnings of affiliated companies	(31.6)	41.8	109.7	149.8
Income tax (benefit) expense	(10.4)	7.4	12.1	31.6
(Loss) income before equity in earnings of affiliated companies	(21.2)	34.4	97.6	118.2
Equity in earnings from affiliated companies	3.0	2.6	8.1	8.1
Net (loss) income	$(18.2)	$37.0	$105.7	$126.3

Basic net (loss) income per common share:	$(0.21)	$0.44	$1.25	$1.50

Diluted net (loss) income per common share:	$(0.21)	$0.43	$1.24	$1.49

Weighted-average common shares:
Basic	84.4	84.5	84.6	84.4
Diluted	84.4	85.2	85.5	85.0

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	December 31,	December 31,
(In millions)	2023	2022
Assets
Cash and cash equivalents	$227.0	$112.0
Accounts receivable, net	234.7	222.7
Inventories, net	334.4	319.3
Contract assets	25.1	32.0
Prepaid expenses and other current assets	43.0	38.9
Assets held for sale	-	9.5
Total current assets	864.2	734.4

Property, plant and equipment	3,195.5	3,087.9
Less accumulated depreciation	(1,516.8)	(1,430.1)
Net property, plant and equipment	1,678.7	1,657.8

Goodwill and other intangible assets, net	251.3	256.0
Investments in affiliated companies	5.0	47.6
Other assets	119.3	141.5
Total assets	$2,918.5	$2,837.3

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.1	$0.2
Accounts payable	159.1	155.5
Accrued compensation and benefits	75.7	69.6
Accrued liabilities	81.0	104.5
Total current liabilities	315.9	329.8

Long-term debt	699.4	723.3
Retirement obligations	42.6	42.7
Other non-current liabilities	144.1	187.3
Total liabilities	$1,202.0	$1,283.1

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 110.8 shares issued at December 31, 2023 and 110.4 shares issued at December 31, 2022	$1.1	$1.1
Additional paid-in capital	936.8	905.0
Retained earnings	2,168.7	2,104.9
Accumulated other comprehensive loss	(74.1)	(174.4)
	3,032.5	2,836.6

Less – Treasury stock, at cost, 26.7 shares at December 31, 2023 and 26.2 shares at December 31, 2022	(1,316.0)	(1,282.4)
Total stockholders' equity	1,716.5	1,554.2
Total liabilities and stockholders' equity	$2,918.5	$2,837.3

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Years Ended
	December 31,
(In millions)	2023	2022

Cash flows from operating activities
Net income	$105.7	$126.3
Reconciliation to net cash used for operating activities:
Depreciation and amortization	124.8	126.2
Amortization related to financing	0.6	0.7
Deferred income taxes	(32.7)	(3.1)
Equity in earnings from affiliated companies	(8.1)	(8.1)
Stock-based compensation	20.9	20.0
Restructuring expenses, net of payments	(4.4)	(0.7)
Pension settlement	70.5	-
Gain on sale of assets	(0.8)	(19.4)
Impairment of assets	3.1	1.6
Loss (gain) on sale of investments	3.0	(0.3)

Changes in assets and liabilities:
Increase in accounts receivable	(8.9)	(62.8)
Increase in inventories	(8.9)	(82.4)
Decrease (increase) in prepaid expenses and other current assets	2.6	(8.3)
(Decrease) increase in accounts payable/accrued liabilities	(12.2)	80.8
Other - net	1.9	2.6
Net cash provided by operating activities (a)	257.1	173.1

Cash flows from investing activities
Capital expenditures (b)	(108.2)	(76.3)
Proceeds from sale of assets	10.3	21.2
Proceeds from sale of investments	47.2	0.5
Net cash used for investing activities	(50.7)	(54.6)

Cash flows from financing activities
Borrowings from senior unsecured credit facilities	103.0	50.0
Repayments of senior unsecured credit facilities	(128.0)	(150.0)
Repurchases of common stock	(30.1)	-
Issuance costs related to senior unsecured credit facilities	(2.5)	-
Repayment of finance lease obligation and other debt, net	(0.2)	(0.6)
Dividends paid	(42.2)	(33.7)
Activity under stock plans	7.4	4.3
Net cash used for financing activities	(92.6)	(130.0)
Effect of exchange rate changes on cash and cash equivalents	1.2	(4.2)
Net increase (decrease) in cash and cash equivalents	115.0	(15.7)
Cash and cash equivalents at beginning of period	112.0	127.7
Cash and cash equivalents at end of period	$227.0	$112.0

Supplemental data:
Free Cash Flow (a)+(b)	148.9	96.8
Accrual basis additions to property, plant and equipment	121.6	69.8

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended December 31, 2023 and 2022				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2023	2022	%	Effect (b)	2022	%
Commercial Aerospace	$267.5	$256.2	4.4	$(2.2)	$254.0	5.3
Space & Defense	152.3	126.5	20.4	0.8	127.3	19.7
Industrial	37.7	46.7	(19.3)	1.8	48.5	(22.3)
Consolidated Total	$457.5	$429.4	6.5	$0.4	$429.8	6.4

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	58.5	59.7			59.1
Space & Defense	33.3	29.4			29.6
Industrial	8.2	10.9			11.3
Consolidated Total	100.0	100.0			100.0

Years Ended December 31, 2023 and 2022				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2023	2022	%	Effect (b)	2022	%
Commercial Aerospace	$1,068.2	$911.8	17.2	$1.4	$913.2	17.0
Space & Defense	544.8	465.2	17.1	2.0	467.2	16.6
Industrial	176.0	200.7	(12.3)	3.1	203.8	(13.6)
Consolidated Total	$1,789.0	$1,577.7	13.4	$6.5	$1,584.2	12.9

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	59.7	57.8			57.6
Space & Defense	30.5	29.5			29.5
Industrial	9.8	12.7			12.9
Consolidated Total	100.0	100.0			100.0
(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2022, have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2023 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Fourth Quarter 2023
Net sales to external customers	$377.0	$80.5	$-	$457.5
Intersegment sales	16.6	0.7	(17.3)	-
Total sales	393.6	81.2	(17.3)	457.5

Other operating expense	1.5	-	-	1.5
Operating income (loss)	56.8	7.8	(17.0)	47.6
% Operating margin	14.4%	9.6%		10.4%

Depreciation and amortization	27.9	3.7	-	31.6
Stock-based compensation expense	1.0	0.3	1.3	2.6
Accrual based additions to capital expenditures	29.3	3.6	-	32.9

Fourth Quarter 2022
Net sales to external customers	$354.3	$75.1	$-	$429.4
Intersegment sales	15.9	0.8	(16.7)	-
Total sales	370.2	75.9	(16.7)	429.4

Other operating expense (income)	5.9	(0.1)	-	5.8
Operating income (loss)	47.0	10.9	(17.4)	40.5
% Operating margin	12.7%	14.4%		9.4%

Depreciation and amortization	27.8	3.5	-	31.3
Stock-based compensation expense	1.3	0.3	3.2	4.8
Accrual based additions to capital expenditures	15.8	4.9	-	20.7

Year Ended December 31, 2023
Net sales to external customers	$1,474.2	$314.8	$-	$1,789.0
Intersegment sales	70.6	2.4	(73.0)	-
Total sales	1,544.8	317.2	(73.0)	1,789.0

Other operating expense	1.2	0.2	-	1.4
Operating income (loss)	237.9	32.8	(55.4)	215.3
% Operating margin	15.4%	10.3%		12.0%

Depreciation and amortization	110.4	14.4	-	124.8
Stock-based compensation expense	6.2	1.7	13.0	20.9
Accrual based additions to capital expenditures	70.9	50.7	-	121.6

Year Ended December 31, 2022
Net sales to external customers	$1,279.7	$298.0	$-	$1,577.7
Intersegment sales	66.3	2.8	(69.1)	-
Total sales	1,346.0	300.8	(69.1)	1,577.7

Other operating expense (income)	7.5	-	(19.4)	(11.9)
Operating income (loss)	178.2	36.6	(39.6)	175.2
% Operating margin	13.2%	12.2%		11.1%

Depreciation and amortization	112.0	14.1	0.1	126.2
Stock-based compensation expense	5.8	1.6	12.6	20.0
Accrual based additions to capital expenditures	58.3	11.4	0.1	69.8

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net (Loss) Income, EPS and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Years Ended
	December 31,		December 31,
(In millions)	2023	2022	2023	2022
GAAP operating income	$47.6	$40.5	$215.3	$175.2
Other operating expense (income) (a)	1.5	5.8	1.4	(11.9)
Non-GAAP operating income	$49.1	$46.3	$216.7	$163.3

	Unaudited
	Quarters Ended December 31,
	2023		2022
(In millions, except per diluted share data)	Net (Loss) Income	EPS	Net Income	EPS
GAAP	$(18.2)	$(0.21)	$37.0	$0.43
Other operating expense, net of tax (a)	1.1	0.01	5.1	0.06
Other expense (income), net of tax (b)	57.4	0.67	(8.1)	(0.09)
Tax benefit (c)	(3.7)	(0.04)	(0.3)	-
Non-GAAP	$36.6	$0.43	$33.7	$0.40

	Unaudited
	Years Ended December 31,
	2023		2022
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$105.7	$1.24	$126.3	$1.49
Other operating expense (income), net of tax (a)	1.0	0.01	(10.1)	(0.12)
Other expense (income), net of tax (b)	57.4	0.67	(8.4)	(0.10)
Tax (benefit) expense (c)	(9.3)	(0.11)	1.0	0.01
Non-GAAP	$154.8	$1.81	$108.8	$1.28

	Unaudited
	Years Ended December 31,
(In millions)	2023	2022
Net cash provided by operating activities	$257.1	$173.1
Less: Capital expenditures	(108.2)	(76.3)
Free cash flow (non-GAAP)	$148.9	$96.8

(a)
The quarter ended and year ended December 31, 2023 included restructuring costs. The year ended December 31, 2023 also included the net gain of $0.8 million from the sale of the facility in Windsor, Colorado. Both the quarter and year ended December 31, 2022 were impacted by restructuring costs including amounts associated with the closure of the Tianjin, China facility and an impairment charge for the Windsor facility. The year ended December 31, 2022 also included a net gain of $19.4 million from the sale of the Dublin, California facility.
(b)
Both the quarter and year ended December 31, 2023, included (i) a charge of $70.5 million related to the buy-out of the UK pension plan; (ii) a charge of $3.0 million (including the write-off of approximately $9 million in currency translation amounts) related to the sale of the joint venture interest in Malaysia; and (iii) a pre-tax gain of $1.9 million for the reversion of excess assets related to the UK pension plan. Both the quarter and year ended December 31, 2022, included the receipt of $10.5 million related to the Aviation Manufacturing Jobs Protection program.
(c)
The quarter ended December 31, 2023 included a discrete tax benefit of $3.8 primarily related to the true up of deferred tax items and the year ended December 31, 2023 also included a discrete tax benefit of $5.6 million, primarily related to adjustments to the provision based on the finalization of prior year tax returns. The quarter ended December 31, 2022 included a discrete tax benefit from the adjustment to the provision based on the finalization of prior year tax returns. The year ended December 31, 2022 also included a discrete tax charge resulting from the true-up of a deferred tax item.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	December 31,	December 31,	December 31,
(In millions)	2023	2022	2021

Current portion finance lease	$0.1	$0.2	$0.9
Total current debt	0.1	0.2	0.9

Senior unsecured credit facility	-	25.0	125.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(0.7)	(0.9)	(1.2)
Senior notes deferred financing costs	(1.6)	(2.2)	(2.9)
Other debt	1.7	1.4	1.5
Total long-term debt	699.4	723.3	822.4
Total Debt	699.5	723.5	823.3
Less: Cash and cash equivalents	(227.0)	(112.0)	(127.7)
Total debt, net of cash	$472.5	$611.5	$695.6